SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2004

V. I. TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-24241	11-3238476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

134 Coolidge Avenue

Watertown, Massachusetts 02472

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (617) 926-1551

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 28, 2004, V.I. Technologies, Inc. (“Vitex” or the “Company”) and Panacos Pharmaceuticals, Inc. (“Panacos”) entered into a second amendment (the “Amendment”) to the Agreement and Plan of Merger, dated as of June 2, 2004 and previously amended as of November 5, 2004, by and among Vitex, Panacos and certain stockholders of Panacos (the “Merger Agreement”).

Under the terms of the Amendment, Vitex will issue approximately 227 million shares of its Common Stock, $.01 par value per share, at the closing of the merger, in exchange for all of Panacos’ outstanding shares. Holders of Panacos stock will receive 6.7527 shares of Vitex Common Stock for every share of Panacos stock held by them as of the closing date. Following the merger closing, the shareholders of Panacos will own slightly over 80% of the outstanding shares of the combined company. There will be no additional milestone shares issued to Panacos shareholders. The number of shares of Vitex Common Stock to be issued in the merger is fixed and not subject to adjustment based on the market price of Vitex stock.

Closing of the merger is subject to certain conditions, including approval by the stockholders of Vitex and Panacos and entry into a definitive agreement with respect to the provision of at least $20 million in financing, revised from $25 million in the first amendment to the Merger Agreement, to the combined company after the merger. Vitex recently reported signing a term sheet with a group of investors to invest $20 million in the merged company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

V. I. TECHNOLOGIES, INC.
Dated: December 1, 2004

	By:	/s/ Thomas T. Higgins
Thomas T. Higgins,
Chief Financial Officer and Executive Vice
President, Operations